Exhibit 99.1
QUALITY SYSTEMS, INC.
FISCAL 2010 FOURTH QUARTER AND
YEAR-END RESULTS CONFERENCE CALL
May 28, 2010, 10:00 AM ET
Chairperson: Steven Plochocki

Operator:	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Quality Systems, Inc. Fiscal 2010 Fourth Quarter and Year-end Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question at that time, please press the star, followed by the one on your touch-tone phone. If you’d like to withdraw your question, you may press the star, followed by the two, and if you are on a speaker phone today, it will be necessary to lift the handset before making your selection. As a reminder, this conference is being recorded today, Friday, the 28th of May, 2010.

I would now like to turn the conference over to Mr. Steven Plochocki, CEO. Please go ahead, sir.

Steven Plochocki:	Thank you, Josh, and welcome all of you to the Quality Systems’ 2010 Fourth Quarter and Year-end call. With me this morning are Paul Holt, our CFO; Patrick Cline, the President of Quality Systems; Scott Decker, the President of NextGen Healthcare and Donn Neufeld, the Executive Vice President of EDI and Dental.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the company’s plans, products, perspective, and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory, or accounting requirements.

I’ll provide some opening comments and then turn it over to the team.

We posted record net revenues of $78.5 million in the fourth quarter, an increase of 19% from $65.8 million generated during the same quarter of the prior year. Net income for the quarter was $13.1 million, up 15% when compared to net income of $11.4 million for the comparable quarter last year. Fully diluted earnings per share were $0.45 in the quarter, an increase of 13% versus $0.40 fully diluted earnings per share reported in the same quarter last year.

Fourth quarter results were negatively impacted by amortization of acquired intangibles and transaction costs related to the acquisition of Opus Healthcare Solutions Inc. Also impacting the results were decreases in collections in the company’s revenues cycle management division due to record snowfall across the East Coast as well as seasonality.

Revenue for the fiscal year ended March 31st, 2010 was $291.8 million, an increase of 19% when compared with fiscal year 2009 revenue of $245.5 million. Net income for fiscal year 2010 was $48.4 million, an increase of 5% from fiscal 2009 net income of $46.1 million. Fully diluted earnings per share increased to $1.68 in fiscal year 2010 and from $1.62 earned during fiscal year 2009; that’s up 4%.

The company also announced the resignation of Chief Operating Officer, Philip N. Kaplan. Operationally, the responsibilities of the company’s business unit have been moved and assumed by Patrick Cline, the President of Quality System. Phil’s contributions and efforts in preparing the infrastructure of the company for the five year stimulus run have proved extremely beneficial to us and we thank him for his contribution and wish him extremely well.

One of the hallmarks of a company like ours, historically and presently, is the depth and strength of our management team. It’s a testament to that when you consider the fact that there are five of us on this call with you this morning. Not one, not two, five. Our company’s longstanding track record could not have been achieved without them. We will continue to execute on our plans and prepare the organization to our deliverable and not skip a beat along the way. We are pleased with the results for the quarter, which represent our team’s ability to grow the business to continued record levels.

Time and again we have stated that the company continues to make the necessary investments in its infrastructure to ensure that we remain in a state of preparedness as the stimulus plan takes effect. We are well positioned to garner additional market share and fuel future growth as the healthcare industry shifts to electronic based medical records platforms. We will continue to capitalize on the significant business opportunities that lie ahead from the implementation of the ARRA. It is also anticipated that the government will finally finalize the regulations for certification and meaningful use sometime this summer. And I can tell you, we really look forward to that.

Nonetheless, we are expecting continued strong benefit from an enhanced sales and marketing organization as we continue to experience growth in the leads and pipeline. We’re expecting continued strong benefits in our investments in customer satisfaction through our implementation and training organization.

We are also expecting strong benefits from the addition of an acute product through our acquisition of Opus in February of this year. We now have an acute and ambulatory capability, both CCHIT certified.

Our company is strong; our management team is strong and our positioning, that we’ve been working on for the last three and a half quarters, is extremely strong and prepared for the future. As we close out one fiscal year and head into another, we, and the management team, would like to extend hardy and sincere thanks to our 1600 brother and sister associates for their tireless dedication and efforts. Without them, none of us would be sitting here today talking to you about this great company. All of us at Quality Systems would also like to thank our customers and shareholders for your continued support.

I’d like to turn it over now to Paul Holt, our CFO.

Paul Holt:	Thanks, Steve, and hello, everyone. I’m going to begin my comments with an overview of our quarterly and total year results and then I’ll finish with the balance sheet recap.

As Steve mentioned, our consolidated fourth quarter revenue of $78.5 million represents a 19% increase over our prior year, and our earnings per share of $0.45 was up 13% from our prior year number. As we noted in our income statement, our results for this quarter included approximately 682,000 in amortization of acquired intangibles versus 357,000 a year ago. Also, our RCM results being impacted by the weather and seasonality, as Steve mentioned, and as a result, on a sequential basis, RCM revenue and gross profit declined by 419,000 and 324,000 respectively. And finally, we incurred approximately 200,000 in transaction costs related to the Opus acquisition, which was announced in February of 2010.

Our consolidated system sales grew 21% over our year ago quarter to a record $29 million compared to $24 million in the prior year quarter. Our consolidated maintenance RCM, EDI and other services revenue grew 18% to $49.5 million compared to $41.8 million a year ago. In spite of the headwinds we talked about in RCM, our RCM revenue was up 13% over the prior year quarter at $9.2 million versus $8.1 million a year ago. Those headwinds are now behind us and we’re happy to report that our total contracted revenue not yet implemented is now up to $11.8 million versus $10.7 million reported just last quarter, reflecting the seasonality in our RCM business. Recurring services including maintenance EDI and RCM accounted for approximately 63% of total revenue versus 64% a year ago.

Our consolidated gross profit margin came in at 64%; that’s up from 61.5% a year ago, and, again, the primary driver and our higher profitability was related to less hardware in our system sales this year versus a year ago, as well as slightly larger percentage of system sales as a percent of total revenue.

Our total SG&A expense excluding amortization increased by approximately $7.2 million to $25.2 million compared to $18 million a year ago. The primary drivers of the increase were $1.8 million increase in corporate expenses, $3.6 million in headcount, increases in acquisition related operating expenses and $1.8 million in additional sales, marketing and other expenses made to scale our capabilities and advance the opportunities related to the stimulus plan. SG&A expense as a percentage of revenue this quarter was 32.1% versus 27.3% a year ago.

Our effective tax rate this quarter came in at 35.2% versus 38.2% a year ago. The primary driver of that improved rate, at the lower rate, was comparatively lower state effective income tax rate as well as an increase in the benefit we receive from the Qualified Domestic Production Activities deduction.

I’d also note that the R&D tax credit has expired as of December 31, 2009, and has not been extended or reenacted by congress yet. So we’ll have to stay tuned on what happens there.

Turning to our year-end results as Steve mentioned, our total fiscal 2010 revenue of $291.8 million represented a 19% increase over the prior year, and our earnings per share of $1.68 was up 4% compared to the prior year. As noted in our income statement, results for this year included approximately $1.8 million in amortization of acquired intangibles versus approximately a $1 million a year ago.

Consolidated system sales grew 5% to a record $104.1 million compared to 98.8 million in the prior year, and our consolidated maintenance RCM, EDI and other services revenue grew 28% to $187.7 million compared to $146.8 million a year ago. Part of this growth was driven by RCM revenue, which was up 72% over the prior year at $36.7 million versus $21.4 million a year ago. Now, part of that increase was related to having a full year of results in the acquisitions of PMP and HSI in 2010 versus a partial year in fiscal 2009.

Reflecting the continued growth in the customer base in NextGen and our RCM business, our total recurring revenue in fiscal 2010 was approximately 64% of total revenue versus 60% a year ago. And our gross profit margin for the year came in at 62% versus 63.8% in the prior year, and this was primarily the result of a bigger portion of our revenues coming from the RCM business which carries inherently lower gross profit margins.

Total SG&A expense for the year, excluding amortization charges, increased approximately 17.6 million to $87 million versus $69.4 million a year ago. Again, the primary drivers of this increase is related to corporate expenses, headcount additions and additional spending in marketing, sales and other G&A type expenses. Reflecting our increase in investments being made in our products, our R&D expense was $16.5 million for the year versus $13.8 million a year ago; that’s a 20% increase.

Moving on to our balance sheet, total cash and marketable securities increased by approximately $5.2 million in the quarter to $91.8 million versus $86.6 million at the end of the prior quarter. Our total cash represents $3.17 per diluted share as of March 31, 2010. DSOs net of amounts included in both accounts receivable and deferred revenue increased slightly from a year ago, and it currently stands at 84 days. Our DSO’s based on a gross receivables basis stayed flat compared to the prior year quarter at 125 days. Total deferred revenue grew to 64.6 million compared to 48.1 million at the start of the fiscal year and 56.1 million last quarter. The increase in deferred revenue was primarily derived from increases in deferred maintenance and implementation services. And finally, for those of you who are tracking this, our non-cash expenses for the quarter break down as follows: total amortization of capitalized software, 1,606,000; amortization of acquired intangibles, 682,000; total depreciation expense, 946,000; stock option compensation, 624,000.

I’d like to thank you all for being on our call and your interest in our company and I’ll turn things over to Pat Cline.

Patrick Cline:	Thank you, Paul. Good morning, everyone. First, let me say that I’m delighted to assume responsibility for the operation of our business units and that I’ll be dedicated to focusing on revenue growth, improved profitability and, as always, customer satisfaction. I’ll make a few general comments and then I’ll turn things over to Donn and then Scott who’ll cover NextGen Healthcare and QSI’s Dental business unit and EDI.

As you saw in a recent press release, we’re happy to have Monte Sandler now leading our RCM business unit, NextGen Practice Solutions. Mr. Sandler came to our company through the acquisition of HSI, a company he co-founded 14 years ago after serving in the audit practice of KPMG. Monte’s beginning to integrate the operations of both HSI and PMP, both of which are coming out of their earn out periods. This business unit also announced last quarter an agreement with Wayne State University Physician’s Group, a 540 provider multi-specialty practice.

Donn Neufeld was also recently promoted to also manage our EDI business unit. You’re all likely familiar with Donn, since he’s been a leader within QSI’s Dental business for many years.

Another note, and as you know, we recently expanded our addressable market significantly to include small community and critical access hospitals through the acquisition of Opus Healthcare Solutions together with the acquisition of the Inpatient Financial platform last year and the integration of the Ambulatory EHR, to offer an integrated and modern platform within this market segment. So far we’re very pleased with the progress we’re making in this important area of our business. We remain very optimistic about the market and our ability to take more than our fair share of it, both on the ambulatory side and in the small hospital market.

And before turning things over to Donn, I’ll close as Steve did by thanking our terrific employees for their contribution to our success and thanks also to our customers and our partners for the confidence you express in our company.

Donn?

Donn Neufeld:	Thank you, Pat.

In our Dental unit, we continue to have success with federally funded entities purchasing the QSI electronic dental record, along with the NextGen EPM and EMR. We had seven new joint sales during the quarter and 32 for the year. In Q4 the Dental division saw the highest revenue in over ten years. The pipeline is approximately $6.3 million. Our pipeline is defined as sales situations where QSIs is in the final three purchase choices and we believe that the sale will occur within 180 days.

Now, I’d like to turn things over to Scott. Scott?

Scott Decker:	Thanks, Donn, and good morning everyone.

I’m especially pleased that the performance of the NextGen division had in the last quarter where we saw 20% plus growth across revenue gross margin and operating income. Certainly, our strongest quarter ever and a testament to the market conditions. We’ve signed 60 new clients in the quarter; more than a handful of those in the million plus range and then the rest just good transaction flow across the board in all sizes and in all specialties. Since our last call, our pipeline is now up to about $126 million approximately versus 113 in our reporting period. We’ve also increased the sales force now to 105 quota carrying reps in the market, and that’s versus 72 November 1 of ‘09. So, those reps realistically will just be coming online with the learning curve of about six months we expect to see good productivity out of them in the coming quarters.

I’d close by saying we’re also very pleased that we’ve brought to general release this past quarter, 5.6 of our EHR software, and, just recently, in the last week, announced the availability of 7.9 Kbm. These are key software deliverables required to pass the certified meaningful use requirements. We’ll have one more minor release once final regulations are announced to the market, but we certainly expect to have our certified meaningful use product in market, assuming the government lines up late summer.

With that, I will turn it back to Josh for questions.

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone. If you’d like to withdraw your question, you may press the star, followed by the two. And again, if you are using speaker equipment today, you will need to lift the handset before making your selection.

And our first question comes from the line of Charles Rhyee with Oppenheimer & Company. Please go ahead, sir.

Charles Rhyee:	Thanks for taking the question here. You know, Steve, maybe, or Pat, maybe you can just — can you give us a little more sense on what was Phil sort of in charge of? You know, if I recall correctly, he kind of came on board in the fall of last year, you know, what were his responsibilities during this time and what exactly were his duties and, you know, maybe you can give a sense on sort of the second [ph] sense around his departure?

Steven Plochocki:	Well, Charles, this is Steve. You know, in our prepared remarks, I think we covered what we’re willing to cover on that. I mean he has resigned, he’s no longer with the organization, he’s pursuing other opportunities and we wish him extremely well. His responsibilities included all the operating units of the organization as Chief Operating Officer, and managing them, organizing them and taking them towards deliverables. And as I’d stated earlier, it’s a hallmark of our organization that we’re fortunate enough to have the type of depth that we have to be able to easily adjust to any changes like this when they occur. Everything that we’ve done to build the organization, to prepare it for the three to five year stimulus run, is on track, it’s executing precisely as we had wanted it to and we have every component of the business in very strong capable hands today.

Pat, do you want to add anything to that?

Patrick Cline:	No, I’ll just essentially summarize by saying that when I moved out of the role of NextGen Healthcare President, I moved into a role that did not have direct operational responsibilities for that or any other business unit and I carried out a role relative to company strategy, helped out in the sales arena a little bit and largely moved to taking a look at potential strategic acquisitions and moved a little bit more to the M&A side. Phil was responsible for the operation of all of the business units, including NextGen Healthcare, with Scott Decker promoted into President. So that hopefully answers your question as to what Phil’s role was and what my role moved to be and at this point as the press release indicates, I’ll be assuming operational responsibility with an able team, reporting to me, which would include Monte Sandler and the RCM business, as Donn Neufeld and, of course, Scott Decker.

Charles Rhyee:	Okay, that is helpful. Thanks. You know, maybe just getting to the operations here, you’re — it looks like a nice big jump in the number of reps in the NextGen division, when I look at the — did I hear you correctly, Paul, what you’d said about 1.8 million in the increase in the SG&A is related to getting ready for the stimulus, can I equate that a lot to the increase in the number of reps and so that’s sort of a go-forward number into the base?

Paul Holt:	Well, part of that is — I mean that’s partly true that’s certainly part of the story, but there’s other investments being made in areas such as marketing and trade show appearances during the March quarter when we have the HEMs [ph] trade show. But that’s — we have trade shows fairly regularly but that happens to be the biggest one during the year.

Charles Rhyee:	Okay. And — all right, that makes sense. All right, thanks a lot.

Operator:	Thank you. And our next question comes from the line of Michael Cherny with Deutsche Bank. Please go ahead.

Michael Cherny:	Hey, guys. Just one quick housekeeping question. I may have missed it and I kind of scoured my notes anyway. Did you give the actual number for NextGen versus QSI revenue?

Paul Holt:	We have not, but you’ll see that — we’re going to file our K here very shortly, so just stay tuned for that and you’ll see all that in there.

Michael Cherny:	Okay, thanks. And then just to follow-up a bit on Charles question regarding the sales and marketing and SG&A increase. Obviously you guys were very vocal about the need to plan ahead of time and ramp your sales force, which you’ve very clearly done. You know, as we go into 2011, I know you guys don’t provide formal guidance, but can you give us some sense as to how you see the trajectory of the SG&A line moving and is there continued further investment that you plan on making kind of above and beyond where you currently stand or were you going to see it move back to more historical levels as a percent of revenue?

Patrick Cline:	We’ve been actively discussing internally. We think and we hope that you’ll see it move toward, perhaps not two, but back towards historical levels. As Steve has mentioned, and I think as I’ve mentioned on prior calls we have been making investments across the board in the company in infrastructure and processes and systems and implementations people, obviously the sales force that Scott mentioned and the sales people aren’t productive the day they’re hired typically because you’re building pipeline and training them. We have approximately a four month training program for sales people. So there is a an investment that has been made that, as you’d pointed out and as Paul pointed out, is seen in those numbers. But the ramp on the sales rep side and the ramp we think in many others areas of the company, especially as the government continues the delays, we think has about come to an end. So as I mentioned in my prepared comments, I’ll be focusing on not only increasing revenue but taking some costs or containing some costs at least.

Michael Cherny:	Great, thanks.

Operator:	Thank you. And our next question comes from the line of George Hill with Leerink Swann & Company. Please go ahead.

George Hill:	Hey, thanks guys. Good morning and thanks for taking the questions. Pat, I guess with respect to Phil’s departure recognizing how long you’ve been with the company and how long you’ve been in a senior position, has anything meaningfully changed with what you do with respect to Phil’s departure on a day-to-day basis? Do you feel like that you’re personally bandwidth constrained or I guess, you know, kind of, I want to dig deeper on the earlier questions on, what does this actually operationally mean for you guys?

Patrick Cline:	Well, I’m not sure I have a lot to add. Again, I used to be responsible for the largest business unit, NextGen Healthcare. Scott Decker is now operationally responsible for that unit. I’ve taken responsibility now, based on Phil’s departure, for the operation from the QSI level for that business unit and the NextGen Practice Solutions business unit as well as Dental and EDI. So essentially the business units as they’re structured moving from the role that I was recently in, which had more to do with M&A and strategy and those types of things, to sort of return more to an operational role is the best way I can characterize that for you.

George Hill:	Okay. But I guess just on a — I’m trying to think about things in a broader perspective. You pretty much had an operational role for north of five years, you’ve moved into an M&A role for, you know, we’ll call it, somewhere between six to nine months, which is not a long period of time in that setting, and now you’re back to more of an operational role. I mean investors probably shouldn’t expect the NextGen division to skip much of a beat, should they? Or, I mean should there be any transitional issues we should be concerned with?

Patrick Cline:	None that would be negative.

George Hill:	Okay. With respect to — just one quick housekeeping question. I missed the rep number, can I get the rep number again ending this quarter and ending last quarter?

Patrick Cline:	I’m sorry, the number of sales reps?

George Hill:	Yes, I’m sorry. I just didn’t get it.

Scott Decker:	The rep number is currently at 105. The number I gave for November 1st of ‘09, was at 72. I don’t recall what the exact number was at the end of last quarter.

Steven Plochocki:	I believe the rep number at the end of December was 92 and then now it’s, there’s a 105 mark at the end of March.

George Hill:	Okay, that’s great. And then just, I want to jump back in on Charles question on SG&A. With respect to the durability of the spend, you talk about maybe the ability for cost containment or to drive it back down to lower levels, 1.8 million of it being focused on going after the stimulus opportunity. I guess one of the things I’m trying to think is, are you seeing increased marketing spend from all of your competitors? As well, how much of the increase in SG&A is in answer to that? And I guess how durable and persistent do you feel like the SG&A spend will need to be?

Patrick Cline:	This is Pat again. And I need to admit that I don’t pay a lot of attention to our competitors and their marketing spend, so I can’t size ours up against theirs, but as Paul pointed out, the March quarter is sort of an expensive quarter from a marketing perspective. We have stepped up our marketing, but you’ve also seen, or we’ve seen an SG&A increase based on spending in various other areas of the company. We talked about sales, we talked about implementation, provided those sales people are productive, you know, they’ll be productive we feel for many, many years. Of course not all of them will be productive, some of them we’ll need to turn over and replace. We think that’s a pretty good size for our sales force. You may recall on prior calls, we said we were targeting about a hundred by the end of the fiscal year, and we hit that target, and we’re very hopeful. Again on the implementation and training side, we’ve got the resources that we feel will be necessary as that sales force becomes productive to deliver on those systems. That is, help practices implement and help them to become meaningful users.

George Hill:	All right. Last thing and then I’ll be quiet. Paul, can you tell us exactly when Opus closed — is the contribution in the quarter?

Paul Holt:	Well, we announced today that closed about February 11th and we haven’t gotten into the details there on Opus’ contribution but I think because it — it’s still awfully early in that — for that discussion. But moving forward I think the other thing to mention here on this call is that we have — we now have three business unit segments and go-forward from here we’re going to be having segments described as a Practice Solutions, NextGen and a QSI Dental.

George Hill:	All right. Thank you.

Operator:	Thank you. And our next question comes from the line of Bret Jones with Brean Murray. Please go ahead.

Bret Jones:	Thank you for taking the question. I wanted to touch on the pipeline and the dramatic increase in pipeline over the last year, and how that’s translating into NextGen software sales? The pipeline looks like it’s up about 50% year-over-year, and NextGen for the full year on the software side, it looks to be less than 10% growth and I’m just curious are we seeing deals lengthen out or is there more of a deferral? Or why aren’t the two a little more closely linked, I would guess?

Scott Decker:	Yes, there are two things I would mention right off. One, we actually changed our pipeline reporting methodology last quarter, so it’s not a 100% apples-to-apples comparison. It’s relatively close but there may be a little bit of variability there. So last quarter and this quarter you’d probably see consistency. I would also say that our system sales you are starting to see an increase, so if I just look at quarter over quarter, system sale increase, it’s more in the 25% range year-over-year growth. And so I think that’s an element of full pipeline versus that. So I would characterize the situation a little differently than you did and I think we have seen market increase and there is more deals out there.

Bret Jones:	Okay, and in terms of the definition of pipeline, is it still 50% chance of winning and expect to recognize or expect to sign over six months?

Scott Decker:	Yes, we’ve got a model that we use and would pull straight out of our CRM system. Generally characterize it as looking at the pipeline for the next six months, with a weighted factoring in it depending on the maturity of the deals.

Bret Jones:	Okay. And if I could ask you a question on the recent financing alternative that you guys announced a couple of days ago. You know, with the — I was expecting, I must say, I was expecting larger NextGen software system sales in this current quarter, I’m wondering if you’re talking about the need to establish that financing? And you guys aren’t the first one to defer payments, but the zero percentage rate for two years is a little bit of a new wrinkle, and I’m just wondering why do you think it’s so difficult to drive EMR adoption at this point? And is this going to be what pushes people over or do you expect there to be further discounting going forward? Or what’s going to cause physicians to finally purchase?

Scott Decker:	I’ll start, and I think Pat probably has some thoughts too. There’s still this uncertainty in the market, so while we’re seeing an increased activity, certainly in the pipeline reflects that, there’s still a tremendous number of people who are waiting to see and finally hear exactly what is a certified product, exactly what am I going to have to do, what’s the certified body and there’s a group that is just going to wait and say, “I’m going to wait till I see the guy down the street...” I’ve heard this comment multiple times, “I’m going to wait till I see the guy down the street get his check in the mail from the government and then I’ll believe meaningful use really exists.” So, you know, I think we’re suffering from that uncertainty in the market. It’s really been there now for the last year. The financing plan we announced, we’re just trying to remove every stopper [ph] we can, so there’s a group of physicians who the final straw to get them over the hurdle is, aligning their payments to what they perceive their meaningful use recoveries are going to be. So I wouldn’t say it’s the end all; we continue to try to implement product and services and financing offerings that make it as easy as possible for physicians to buy. I don’t think that’s the silver bullet.

Pat, do you have any thoughts?

Patrick Cline:	I’ll add a couple of things. One is, I’ve heard there was one article that roughly 30% of the small to mid sized market, mostly the smaller market, is waiting for the finalization of the things that Scott talked about. The other thing I’ll add is that there’s a little bit of a headwind in place for our market relative to the 21 — the potential 21% cut in Medicare, so practices that are very heavy Medicare cardiology would be one example, ophthalmology might be another example, are — have a sort of a wait and see posture, and so far the current administration has continued to punt that ball, but if they don’t continue to punt and they actually do implement the cuts, we think that’ll tighten up the market, both we think it’ll adversely affect the top line of the RCM business and probably continue to be a little bit of a headwind or a wait and see in the system sales business. So, I think all of those factors are out there and obviously there are many offsetting, very positive drivers going on with the stimulus as well. So, I think Scott characterized it very well when he said that we’re just trying to remove all the stoppers we can.

Bret Jones:	Okay, great. One last question, if I could. In terms of the new financing agreement, is there a cost to quality systems for providing the — I mean I know you expect is providing the financing, I’m just wondering is there — are you guys subsidizing the financing in lieu of a discount or how does that work?

Patrick Cline:	We do, and it’s something I’d characterize as immaterial.

Bret Jones:	Okay. All right, thank you very much.

Patrick Cline:	You’re welcome.

Operator:	Thank you. And our next question comes from the line of Constantine Davides with JMP Securities. Please go ahead.

Constantine Davides:	Thanks. Pat, just on meaningful use and certification, you know, you guys are obviously pretty close to this, what’s sort of the latest color on the government either relaxing the timing or the standards, just, what’s your expectation there as of this date?

Patrick Cline:	Scott’s been a little closer to that more recently, so I’m going to ask Scott to take that one.

Scott Decker:	We’re participating on many of the standards boards and obviously we’re very active in this. We’re still expecting final definition to come out in July; hopefully early July. The certification process we’re expecting to follow closely on to that. While we hear there may be some relaxation of the initial requirements, I can’t say that we’ve heard — that it will be anything substantial or dramatically different than what was originally put forth. But, you know, who knows when we finally see it. And we haven’t heard anything that would indicate the time lines are going to be relaxed at this point. I’d just conclude, with the same comment that I had with respect to our software release. We think we’re positioned as well as anybody in the industry to take advantage of it and as soon as things get locked down we’ll be going through the certification process.

Constantine Davides:	Okay. Thanks, Scott. And then, Paul, you didn’t disclose Opus there, but I think in your recent presentations, you’d sort of said that’s around a $14 million top line, so, I mean is it safe to assume that that was around 1.5-2 million in the quarter?

Paul Holt:	Well, that was a run rate number but I really wouldn’t try to see anything into [inaudible] calculating some kind of a run rate impact on our quarter. That’s right. So we’d rather — give us a little bit of time here to — you know, with that business before we start getting into sort of trying to talk about how much is this and how much is that, if that’s okay.

Constantine Davides:	Yes, that’s fine. Could you maybe just say where it actually got reported? Is that in the system sales line or the other line?

Paul Holt:	A combination of both; some system sales, some maintenance and other categories.

Constantine Davides:	Okay. And then lastly, just on the tax rate, Paul. Is this the right run rate to think about for fiscal ‘11? Thanks.

Paul Holt:	Yes, there’s a caveat there that I wanted to mention, and that’s the R&D tax credit. Any company like ours that benefits from the R&D tax credit fortunately has to live with congress that occasionally or regularly allows it to lapse and then at some uncertain point in time comes back and puts it back in again. So as soon as that thing lapses we can’t — the benefit that we get stops and then whatever — if they reenact it and they typically will reenact it retroactive to the date that it expired and then we get a little bit of a whipsaw effect on our tax rate. But, so I can’t predict what’s going to happen there. We do benefit. Last year, we took a benefit equal to about a 1% rate off the R&D credit and if they don’t put it back in we’re not going to see that benefit this year until that happens. So, outside of that everything else probably is going to stay pretty consistent. But, again, I’ve got to be — some of the stuff gets into tax law and I want to be careful not to give guidance on the rate, but I think probably the biggest moving part in there is going to be the R&D tax rate. And we do have — you know, at times, as I talked about, some amount of fluctuation in our state effective tax rate, and that just gets into different states have different rates of tax and there’s no — I’m not going to be able to predict how much of our business or how much of our sales are going to be in any given state that so that consequently you get some amount of variability in that that’s kind of unpredictable. But, you know, hopefully I’ve given you some color there to chew on.

Operator:	Thank you. And our next question comes from the line of Greg Bolan with Wells Fargo. Please go ahead.

Greg Bolan:	Thanks for taking the questions. It looks to me that the majority of regional extension centers are still receiving proposals and will look to make decisions on preferred vendors over the next several months. Can you give us a sense of the traction that NextGen is getting with the decision-makers at these regs? And could you give us a sense of how many quota carrying reps you have directly going after these regs?

Scott Decker:	I can comment on that a little bit. I think there’s — to your point, you know, there’ll eventually be about 70 recs. As far as I know only two or three have made decisions.

Greg Bolan:	Mm-hmm.

Scott Decker:	In fact, off the top of my head I can only think of two, and we were named in the short list on one of those, and on the long list in the other. So, pretty good traction. It’s definitely a key focus area for us; we are working literally all 70 of those. To do that, we have a few people dedicated to that full time. I would say in the handful range. And then it really is part of all the reps, you know, the 105, they all know what recs are in their regions and so part of their regional responsibility is to make sure they’re working on those local efforts. As you’d indicated, we think that’ll play out over the next three to six months; most of them going through their selection process, so we’ve geared up to follow with the field reps and then also to be honest, it’s just a lot of RFP work also, as they all put out their own individual RFPs.

Greg Bolan:	That’s helpful. Thanks. And Scott, can you share with us your goal for quota carrying rep hires through fiscal 2011? Should we expect the same 50%-ish increase in reps by the end of this fiscal year?

Scott Decker:	I would say right now that I wouldn’t set that expectation. I think we’ll be a little more conservative on increasing the sales force, as we see how pipeline and activity picks up. You know, I think we’re in the ballpark and we’ll certainly continue to grow — we’ll also just have some churn, right, as you brought on 50 new reps in the last six months, there’ll be a little more churn than there was earlier on. So I would expect to see that line grow but not nearly as fast as the last year, unless we really see the market pick up in the later quarters of the year.

Greg Bolan:	Okay. Okay, that’s helpful. And then, and so then my follow-up is guidance related, but can you share any thoughts around your revenue goals for fiscal 2011? You know, maybe one way to ask the question might be, using consensus as a benchmark, right now consensus is calling for about 21% revenue growth in fiscal 2011, does that — you know, Steve, does that seem reasonable to you?

Steven Plochocki:	Well, correct. We do not provide guidance, but the — if — there’s so many variable that if you remember that Bill was signed February 17th of last year. The government indicated by December 31st of last year they would have regs finalized and they should have been coming out of comment period and being operable right now as we’re speaking. The government’s at least two quarters behind, maybe more, in terms of finalizing the regs, and you have to remember when the regs are finalized, then there’s a process that has to take place and the timing attached to that process for companies like us to get certified. So, with that being an unknown, and still being a variable element, we’re — it’s very difficult for us to tell when that 30% of the market that’s sitting on the sidelines that Pat talked about a minute ago, is going to be able to jump back in once they understand what the regs mean and when they’re concluded. When you talk about a 20% revenue growth, well, we grew 20% this past year during a real choppy year. As you know, we — you know, there was a lot of uncertainty in the market, there was a lot of hesitation early in the year once the Bill was signed. So, it’s probably not an unrealistic expectation that that’s a reasonable range, but there’s still many outstanding variables and they sit unfortunately in the hands of the government.

Greg Bolan:	Sure. Thanks, Steve. And my last question and I’ll go silent myself. But, Paul, I know we’ll see the exact numbers in the K, but can you say if NextGen revenues were up or down on a sequential basis?

Paul Holt:	They were up.

Greg Bolan:	Okay. Great, and good luck on your new fiscal year.

Speakers:	Thank you.

Operator:	And our next question comes from the line of Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Hi, thanks. I know you don’t want to talk too much in detail about Opus, but if you can answer a few questions, that’ll be great. The first is on transaction costs. Are we done with the 200 [ph] that we had so far? Anything coming forward? And then, secondly, what’s been the earlier reception from the Opus clients? Are they looking to perhaps buy any of the NextGen products or their reception from NextGen customers, anything there that you could cross-sell or up-sell into a hospital or hospitals they might be affiliated with? And then, lastly, anything in the pipeline that you’ve indicated from Opus?

Paul Holt:	I could take the first piece of that in terms of the transaction cost. Yes, we are done. You know, the old days, under the old accounting rules those kinds of things would be capitalized as part of the cost of the acquisition, but the — that’s changed now. Any kind of cost such as legal cost and due diligence costs and those kind of things have to be expensed as incurred. So, that’s part one, and I’ll leave it to Pat and Scott on two and three.

Scott Decker:	I’ll go ahead and tackle. From the activity standpoint, I would also just help you recall there was two pieces we picked up. One was Opus and one was a company called Sphere [ph]; Sphere being the financial piece of the inpatient solution and Opus being the clinical. Where we’ve actually seen the most traction is being able to cross-sell between those two, so each of them had a relatively small client base, but certainly that client base is looking for a total integrated solution. And so we have really good activity just working back and forth across that. The second part of that is obviously then how do we gain traction with our traditional install base. And to be honest, we’ve just really gotten now through the first phase of training for our sales force to where they’re learning what the products are and how to position them. So, we’ve seen some good early indicators and some good early interest from our clients, but it’s a little too early to say there’s really momentum around that.

From a pipeline standpoint, I am reflecting now Opus transactions in the pipeline. Once again, though, it’s not really a material number at this point.

Atif Rahim:	Okay, and finally, Scott, if I could just ask on the quota carrying reps you talked about. It looks like the 33 compared to the November 1st number that you had the 33 adds, those are all going to be selling beginning sometime around this point, so what’s the quota you have for a sales person, if you could share that? Or what should we be looking for in terms of incremental revenue from these adds?

Scott Decker:	I would probably throw that in the category of guidance and just really aren’t going to put any numbers out on that right now.

Atif Rahim:	Got it. All right, thanks.

Operator:	Thank you. And our next question comes from the line of Steven Halper with Thomas Weisel Partners. Please go ahead.

Steven Halper:	Sure. Two questions. Number one on Opus. Was there any previously deferred revenue from Opus that you won’t be able to recognize going forward?

Paul Holt:	Previously deferred revenue that we won’t be able to recognize going forward, there are some — to understand the question, there are some — certainly we — there is deferred revenue that came over with the acquisition, but I don’t think the recent — but that’s not revenue that would — that’s going to be recognized at some point in time.

Steven Halper:	Oh, because I thought you sort of lose that on the purchase, right, even though it’s still a cash benefit to you.

Paul Holt:	Well, there may be a slight difference in the purchase accounting between the book value of that deferred revenue as it stood before they were acquired versus what we would put on our books because we have purchasing accounting so we have to — there’s various assets and fair value numbers that we have to put on, so it’s not an — there’s a — I guess in answer to your question, there’s a small amount, but its not — it was not very significant.

Steven Halper:	Okay. So, and then, continuing on Opus, going forward do you have kind of a distinct sales force for that set of products with [inaudible]?

Scott Decker:	So the way we are running sales right now, is we do have a centralized sales force that covers all of our product lines with the exception of Dental which has its own independent reps. But everything else is covered by a centralized group and then there are specialty reps for each of the more discreet business lines, so we’ll have some specialty reps who cover inpatient, which would be a combination of inpatient — or of Opus and Sphere, just like we have specialty reps who really focus on Practice Solutions revenue cycle type deals. So that’s the model we basically have for them.

Steven Halper:	Okay. And, lastly, you’d talked about breaking out the three business unit segments between Practice Solutions, NextGen and Dental, when are you going to start doing that?

Paul Holt:	You’re going to see in our disclosure, in the K, you’re going to see three segments and going forward in the June quarter we’ll be speaking to those three segments, being NextGen, Practice Solutions and QSI. So, we had some organizational changes that occurred right around the month of April and that indicated that it was time to move to three business segments from a financial reporting point of view.

Steven Halper:	Right. Okay, thanks.

Operator:	Thank you. And our next question comes from the line of Anthony Vendeti with Maxim Group. Please go ahead.

Anthony Vendeti:	Thanks. As a follow-up to the regional extension centers, of those 65 or 70 that are out there, do you expect to be bidding on all of them? And then on the two that you are on the short list or the long list for, has a decision been made? Are you going to be — have you been selected to be one of those or is that process still ongoing?

Scott Decker:	So, the first part, yes, I would generically say we would probably compete for all 65 or 70 — I mean there may be exceptions to that, but certainly that’s our mindset. On the two that have been selected, it’s sometimes hard to know exactly what selection process they’re going for. I’d characterize the one that I said we were on the short list is, yes, we were named as one of the vendors. The second one we’re on the long list, it’s a little tougher to understand exactly what process they’re going through. But I would leave it with that.

Anthony Vendeti:	And, if you were to get what you think would be your fair share of these regional extension centers, what would that — have you guys quantified that revenue opportunity, approximately what that would be?

Patrick Cline:	We think having them all would be fair. That we have some internal models on the lower end of the market but nothing we can present to you at this time.

Anthony Vendeti:	Okay. And how many fast [ph] agreements did you sign this quarter? The dollar amount and what was the — how was that, in terms of magnitude, versus the third quarter?

Speaker:	I can take...

Paul Holt:	Go ahead. Do you have it, Pat? It was about five or six, if I remembering right. So it’s still a fairly small number in terms of percentages.

Anthony Vendeti:	But was it — is it increasing versus the third quarter?

Patrick Cline:	It’s approximately flat for the last few quarters.

Anthony Vendeti:	And, lastly, on the seasonality that you’d mentioned. What was dollar — have you quantified the dollar percent impact that had in the quarter?

Paul Holt:	We don’t have a quantification of that exactly, but what I did state there was you saw that the sequential drop in revenue and gross profit that came out of RCM and clearly we know what was driving that that the two factors, the record snowfall that occurred that essentially shut down large sections of the country for a period of time and when people can’t get to the doctor for their visits because they can’t physically do it, that does have an impact on the RCM business.

Anthony Vendeti:	And, lastly, on the SG&A was, you’d mentioned amortization costs, did I miss the actual sort of transaction cost that were in SG&A this quarter?

Paul Holt:	Yes, it was about $200,000.

Anthony Vendeti:	Okay, good. Thanks, guys.

Operator:	Thank you. And our next question comes from the line of Sean Wieland with Piper Jaffray. Please go ahead.

Sean Wieland:	Hi, thanks. My question has to do with sales rep productivity, namely the 20 reps that you added in the December quarter. I assume that they didn’t contribute meaningfully to the March quarter, have they begun contributing to the June quarter and when do you expect these guys to start producing?

Scott Decker:	Right. So, generally what we consider as ramp up is a four month training process, which I would say is little to no productivity, and then coming out of that, you know, they’re still getting their feet wet and building pipeline, which they’re doing while they’re going through training also. But realistically we don’t really see them getting any ramp in productivity for that kind of that four to six month time frame, then I would say reps gets fully productive after approximately a year in territory.

Sean Wieland:	Okay. So, I know you don’t want to give us quota levels for fiscal year ‘11, but should we think about, you know, you’ve increased the size of your sales force by almost 50% in the past six months, are quota levels, given the territory size, assumingly has been reduced, are quota levels staying flat or are they going down or are they going up?

Patrick Cline:	Roughly — this is Pat. Roughly speaking, the quota levels are consistent with other — or prior quota levels of other reps. Territories are smaller but we do see as we’d pointed out a more robust market and we have done more in the way of marketing to make sure that we’re still generating on a per rep basis as many leads as we can.

Sean Wieland:	Okay, got it. Thank you very much.

Patrick Cline:	You’re welcome.

Operator:	Thank you. And our next question comes from the line of Frank Sparacino with First Analysis. Please go ahead.

Frank Sparacino:	Hi, guys. Paul, can you tell me how many people you added through Opus?

Paul Holt:	About a hundred, a little under a hundred.

Frank Sparacino:	Okay. And then just to confirm, from an expense standpoint, run rate going forward, you’re absent [ph] the 200K this quarter, what you have sort of existing it, that’s basically a base line for expenses going forward then.

Paul Holt:	There’s a lot more var — it’s a bit more variable than that. I wouldn’t just assume that I can take $200,000 off and that’ll be my number next quarter. I’d caution you on that because there’s various things in play. It could — you know, we have various trade shows that occur, we have various marketing programs that we’re running, some — you know, we have some of that stuff is variable. I mean commissions expense certainly is a function of how much our sales reps can sell and how productive they are against their quota. So, you’ve got — there’s some variability in there and I’d like to give you more, but as you know we’re pretty conservative when it comes to giving out guidance.

Operator:	Thank you. Our next question comes from the line of Leo Carpio with Paris and Company

Leo Carpio:	Good morning, gentlemen. I have a couple of — three quick questions. The first question, regarding the revenue cycle management business, is it fair to say that we’re going to expect a return to kind of normal levels in terms of margin next quarter now that we’ve passed the winter season and the billings behind the snowstorm related are all behind us?

Patrick Cline:	Without giving you anything specific, I think that that expectation would be a reasonable one.

Leo Carpio:	Okay. And then secondly, regarding the federally qualified health clinic market, we talked about this back in August when you started winning some contracts there. How is that market developing? Has it fully been awarded in terms of have these clinics already used their money or is there still money there available in terms of possible new contracts?

Scott Decker:	Got it. It definitely has not all been spent at this point, so, a tremendous amount of activity continues and it is a great segment for us.

Leo Carpio:	Okay, and then lastly, in terms of the sales traction from the Obama safety programs, all of them, it sounds like what you’re telling us is it’s all being pent up because of all these regs and the cash for clunkers phenomenon and it sounds like even if the regs change there still may be some, like, temporal lag. Is that kind of like the right way to look at it?

Scott Decker:	Yes, I’d say it’s — two parts, right. So there was an earlier question on pipeline, which is increasing, and I think that’s where you see the benefit of stimuluses [ph]. It has dramatically increased the interest level and people are thinking about, do I need to get ready for a DHR. I think the lack of definition is the reverse, which is a headwind. So we’re seeing an increase in interest and an increase in people having trouble making a decision.

Leo Carpio:	And then, sorry, just one more question on the pipeline. In terms of the pipeline, what do you see in terms of interest from physicians? Is it more combination deals that as doctors looking out for electronic medial records and also looking at RCM at the same time versus what you would have seen in the past?

Scott Decker:	We certainly see more of that than we traditionally have just because we now have the revenue cycle business, so there is an element of that. I wouldn’t say that I see a characteristic change in the market, but, you know, RCM is picking up, you know, increased percent of market share versus people just wanting to go with a straight system purchase.

Leo Carpio:	All right. Thank you.

Operator:	Thank you. And our next question comes from the line of Eugene Goldenberg with BB&T Capital Markets.

Eugene Goldenberg:	Hi. Good morning, guys. Most of my questions have already been answered. I’ve just got one follow-up for you guys. With the cash balance continuing to grow nicely, is there any change in the capital, I guess deployment strategy or is M&A still a priority? I know with Pat kind of taking a step back from that role, I was just wondering what you were thinking there?

Patrick Cline:	There aren’t any strategies that we’d want to talk about on the call and let me just say that my stepping back from the M&A activity to a point should not be construed to mean that there won’t be any M&A activity going forward.

Eugene Goldenberg:	Thanks for taking the question.

Patrick Cline:	You’re welcome.

Operator:	And our next question comes from the line of Corey Tobin with William Blair and Company. Please go ahead.

Corey Tobin:	Hi, good morning. I want to just come back to the margins in the RCM segment for a second. I think this is Leo’s question from earlier. I guess this quarter I think marks a low point since you’ve really gotten into that business; I’m just curious, you know, when can we expect this to trend back up to the 30% or so level that we saw in 2009? Is this something that can bounce back pretty quickly or is this something that we wouldn’t expect to see trend back to that level until sort of 2012?

Patrick Cline:	We think it can start trending back relatively quickly, and we think through the integration that I’d mentioned in my prepared comments between the PMP and HSI businesses as we move further down that road now that the earn outs are behind us, we can take the expenses down. Of course as Paul has addressed a couple of times the record snowfall isn’t something you’ll see in this quarter and... What the snowfall does is it doesn’t completely — you know, people don’t cancel their appointments; some are cancelled but many patients reschedule appointments and so there is a little bit of a snap back effect in, hopefully in this quarter. Not that all of that revenue will come back but I guess you’d characterize it as an advantage.

Corey Tobin:	Okay, great. So what would you think the target margins, and again, without necessarily putting a time frame on it, but what should we think about the margins being in this business on a long term basis?

Patrick Cline:	Well, I don’t want to guide you on margins or tell you what our internal targets are, but I can tell you that our targets are — represent significant improvements over what you’re seeing at this point.

Corey Tobin:	Great. Thank you.

Patrick Cline:	You’re welcome.

Operator:	And our next question comes from the line of Gene Mannheimer with Auriga USA LLC. Please go ahead.

Gene Mannheimer:	Yes, thank you. Following up on the revenue cycle piece, you know, we’ve heard from other companies that the revenue cycle report [ph] in their March quarters and they haven’t really cited the weather phenomenon as affecting their business; so is it that you have an especially large concentration of customers in the northeast, is that what helped drive some of that impact?

Patrick Cline:	Yes, PMP, you may recall is in the Baltimore area and by and large all of — with few exceptions all of their customers are in that corridor.

Gene Mannheimer:	Okay, that makes sense. And then just switching over to Dental briefly, I thought I heard a comment that it was the highest revenue in ten years or so, are you able to disclose the revenue for Dental or did I miss that?

Paul Holt:	Yes. 4,652,000 was the revenue figure for QSI and it was the highest number we’ve seen in a long, long time.

Gene Mannheimer:	Great. Thank you very much.

Steven Plochocki:	Just, Gene, to get back on the weather issue and RCM. First, the weather affected two quarters. It affected the December end quarter as well as the March end quarter. And then, two, as Pat cited, PMP is Baltimore based but HSI is St. Louis based. We consider the upper Midwest through the east coast, I think I’d read it was like 86 major cities in the United States that had all time record snowfalls during that two quarter period. So it had a compounding effect based on the geography where we’re affixed with these two operating units. Just wanted to bring more color to that.

Gene Mannheimer:	Thank you, Steve.

Operator:	Thank you. Our next question comes from the line of Glen Garmont with ThinkEquity. Please go ahead.

Glen Garmont:	Yes, thanks. Good morning. As we think about the 30% of the market that you’d alluded to early, the smaller end of the market that are still in the sidelines, I’m just wondering, you know, how do you think about NextGen’ competitive positioning? You know, there are some pretty good competitors out there that have offerings at a, certainly a much lower price point, particularly on the SAS [ph] side, and I’m wondering, you know, do you feel a need to maybe come up with a skinnier or lighter version of the software to attack that end of the market? And then related to that, Pat, I know on previous calls you’d sort of provided us an update with, on any discussions you’re having with potential lease [ph] seller partners to help you attack that end of the market, any update there?

Scott Decker:	This is Scott. I’ll tackle the first part and then turn it over to Pat. I guess I would agree with part of your concept, which is, do we need a good SaaS offering out in the market, competitively priced, and I’d agree. Yes, I think that’s a key component to participate in the lower end of the market and I think you’ll see even in the course of this quarter us continuing to ramp up our competitiveness both from our ability to host those kind of solutions and the price point on them. The second part is I think we’re competitively positioned very well. I don’t know that we necessarily need a skinnied down product as much as we need a pre-configured product. Certainly one of our strengths and how we built credibility in the market is just the reference-ability [ph] across our client base and those clients who’ve been with us a long time would say it’s the depth of our product that really differentiate us. So, we don’t want to lose that capability, but I think we have some ideas on how we can simplify how to get started and delivery of the solution and certainly moving to a SaaS model for that market is a key part of that strategy.

Pat, maybe you can tackle the channel part.

Patrick Cline:	Yes, on the channels part, we do have certain strategies, as we’ve talked about briefly, to leverage partners and resellers. And also hospitals, many of these small practices look to hospitals in their community whether it’s through Stark related subsidies or otherwise, to help them with these decisions and we do have strategies where we’re leveraging these and we’re executing on that strategy.

Glen Garmont:	Okay, appreciate the commentary.

Operator:	And our next question comes from the line of Richard Close with Jefferies and Company. Please go ahead.

Dana Hambly:	Thank you. This is Dana Hambly, in for Richard. Just on the pipeline, pretty good sequential jump there, and last quarter you had talked about the number of seven figure deals, you know, the record level. Could you just talk about the pipeline, size of the deals and maybe the win rate within the pipeline? Thanks.

Scott Decker:	I don’t think I’ll talk to the win rate. I would characterize the pipeline as very similar to last quarter, so there’s probably a similar number of large seven figure deals in it and then balanced out with just normal transactions. So not characteristically different than last quarter, just growing momentum. I think as meaningful use gets closer and closer, we’re just seeing that pent up demand increase.

Dana Hambly:	Great. Thank you.

Patrick Cline:	Dana, I can probably give you a little bit of texture on the win rate. The win rate varies based on market segment. I would say in our core, that is mid range to high end of the market, our win rate is very, very strong; a little bit lower in recent history within the Misys customer base, as you might imagine. And at the lower end our win rate is weaker, and we’re doing things that we’ve already discussed to address that.

Dana Hambly:	Okay, I appreciate that.

Operator:	Thank you. And ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you are on a speaker phone, you will need to lift the handset before making your selection.

And our next question comes from the line of Jamie Stockton with Morgan Keegan. Please go ahead.

Jamie Stockton:	Thanks, guys, for taking my question. I guess the first one is, I think you’d talked historically about with the maintenance revenue line, it’s been creeping up a little more than I had expected here lately even though your system sales have been strong. Have you been seeing some customers going for kind of a gold level of maintenance contract or trading up for higher level of support given the government requirements and the ramping that they’re going to need on that front?

Scott Decker:	No, we’ve really not had any change in our maintenance model, so it really is just reflective of the increase in sales.

Jamie Stockton:	Okay, and then...

Paul Holt:	If I could just add also on — I’m not quantifying things but directionally there is some maintenance revenue that, from the Opus acquisition that’s included in that sequential increase.

Jamie Stockton:	Okay. Well, and that kind of leads into my next question, Paul, which is, you know, when we think about the Opus business, as you had just transitioned away from Opus, should, you know, is that going to create a headwind for that business maybe for the next year or so?

Paul Holt:	Well, the expectation there, our expectation is that that process is going to take a while, so it is clearly a long term headwind, but the expectation and certainly what we’re working towards is, for is to not see that headwind in the short term but we do know that it’s something that’s a long term issue to deal with. And Pat and Scott might have some other color on that as well.

Patrick Cline:	This is Pat. I would say that we believe that revenue will be coming out over a period of more like three to four years and we feel strongly that we can more than make up for it.

Jamie Stockton:	Okay. And I guess my last question is, you had a couple of quarters here where the hardware revenue has been pretty light, you know, is the color there that you’re just seeing more practices choose to remote host or is there some other dynamic that’s going on?

Patrick Cline:	We did have in the quarter more hardware orders than we were able to book. We had some hardware orders come in pretty late in the quarter, so we’ve got a little bit of a backlog there. Again, I don’t want to quantify it, but that was a little part of it. I think the number of customers remotely hosting is trending up slowly over time, but I don’t think this quarter or last quarter or the slight trend down that you’re seeing has a heck of a lot to do with that. And the other thing that I’ll point out is the hard — on the hardware side of the business, the margins are pretty darn low, so you’d see a little bit of top line impact, you might have seen an extra million or something like that, but you wouldn’t see a big impact to the bottom line.

Jamie Stockton:	Okay. Thank you.

Patrick Cline:	You’re welcome.

Operator:	Thank you. And, once more, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.

I’m showing no further questions in the queue. I’ll hand it back to management for any further remarks.

Steven Plochocki:	Great. Thank you very much, Josh. Thank you all for participating. We had a lot of great questions, but the general themes remain the same for us. You know, we’ve been preparing and building our preparatory elements for this stimulus plan for some time now and we like the position that we’re in. The government hasn’t met their timeline, but it’s not a matter of if, it’s just when. And we anticipate that they’ll get everything in order and finalized some time by mid to late summer and we’ll still realize a lot of the benefits of this stimulus in our upcoming fiscal year. But, directionally, things are up, our pipeline’s up, our reps will start producing over the next two to three quarters as they get more indoctrinated into the system, and, we, like, everyone, are anticipating and expecting a continued movement in a positive direction as the government moves towards getting all healthcare electronic in the next five years. So, again, thank you for your support and look forward to seeing you in my travels. Take care.

Operator:	Ladies and gentlemen, that does conclude the Quality Systems, Inc. Fiscal 2010 Fourth Quarter and Year-End Results Conference Call. If you’d like to access a replay of today’s conference, you may dial 1-800-406-7325 or 303-590-3030, and enter the access code of 4305314. ACT would like to thank you for your participation. You may now disconnect.
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